Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2018

FISCAL 2018 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

●	Revenues of $2.10 billion, a 6% increase compared to $1.98 billion in the prior year, with growth in every segment

●	Net loss was ($1.1) billion compared to nil in the prior year. The loss includes non-cash impairment charges and write-downs of $1.2 billion

●	Total Segment EBITDA was $182 million compared to $215 million in the prior year

●	Reported EPS were ($1.94) compared to ($0.01) in the prior year – Adjusted EPS were $0.06 compared to $0.07 in the prior year

●	Digital Real Estate Services segment revenues grew 27%, benefiting from product innovation and improved yield at both REA Group and realtor.com®

●	Digital revenues represented 29% of News and Information Services segment revenues, compared to 24% in the prior year, reflecting strong paid digital subscriber growth at mastheads

●	Completed the transaction to combine Foxtel and FOX SPORTS Australia in April 2018, with the Company holding 65% of the combined company

NEW YORK, NY – May 10, 2018 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2018.

Commenting on the results, Chief Executive Robert Thomson said:

“We finished the fiscal third quarter with strong revenue growth, led by outstanding performances at our Digital Real Estate Services and Book Publishing segments. Revenues this quarter improved by 6 percent and are up 4 percent for the first nine months of this fiscal year.

We welcome Foxtel to our corporate family. We believe the company is uniquely positioned, given its potential in a rapidly expanding OTT market, with unrivaled sports offerings and premium entertainment and news content. From the fourth quarter, the combination of digital real estate services and pay-TV businesses will account for more than half of our profits and significantly increase recurring subscription-based revenues.

The third quarter once again highlighted the strength of our global digital real estate platform. The segment posted robust 27 percent growth in revenues, as both REA Group and realtor.com® benefited from product innovation and higher yields while becoming more holistic sites for home buyers and sellers.

At our mastheads, digital audience expanded at a time when premium news has become more important to readers and advertisers. The Wall Street Journal, The Times and Sunday Times, and The Australian reported average growth in digital subscriptions of more than 20 percent for the quarter, a testament to the success of their digital transformation.

Reported earnings in the third quarter were affected by a non-cash write-down of our investment in Foxtel, as we previously disclosed in March, and non-cash impairment charges, mostly related to News America Marketing.

The digital eco-system is clearly evolving and regulators in many countries are grappling with the profound impact of unprecedently powerful digital platforms. There is no doubt that governments should create an Algorithm Review Board to oversee these historically influential digital platforms and ensure that there is no algorithmic abuse or censorship, commercially or politically.”

THIRD QUARTER RESULTS

The Company reported fiscal 2018 third quarter total revenues of $2.10 billion, a 6% increase compared to $1.98 billion in the prior year period, reflecting strong growth in the Digital Real Estate Services and Book Publishing segments and a $70 million positive impact from foreign currency fluctuations. The growth was partially offset by lower print advertising and News America Marketing revenues at the News and Information Services segment. Adjusted Revenues (which exclude the foreign currency impact and acquisitions and divestitures as defined in Note 1) increased 2%.

Net loss for the quarter was ($1.1) billion as compared to nil in the prior year. The loss was primarily driven by non-cash write-downs of $998 million related to Foxtel and FOX SPORTS Australia, as well as a non-cash impairment charge of $165 million at News America Marketing.

The Company reported third quarter Total Segment EBITDA of $182 million, a 15% decline compared to $215 million in the prior year, driven by an increase in expenses at the Cable Network Programming segment as a result of the timing of programming amortization related to the launch of a dedicated National Rugby League (“NRL”) channel and higher NRL sports programming rights costs, higher expenses at News UK and the absence of the prior period’s adjustment to the deferred consideration accrual related to the Unruly acquisition. Adjusted Total Segment EBITDA (as defined in Note 1) decreased 18%.

Loss per share available to News Corporation stockholders was ($1.94) as compared to ($0.01) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.06 compared to $0.07 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2018	2017	% Change	2018	2017	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,286	$1,263	2%	$3,825	$3,788	1%
Book Publishing	398	374	6%	1,268	1,229	3%
Digital Real Estate Services	279	219	27%	842	687	23%
Cable Network Programming	129	122	6%	394	354	11%
Other	1	-	* *	2	1	100%

Total Revenues	$2,093	$1,978	6%	$6,331	$6,059	4%

Segment EBITDA:
News and Information Services(a)	$85	$123	(31)%	$298	$311	(4)%
Book Publishing	43	37	16%	173	160	8%
Digital Real Estate Services	88	75	17%	302	237	27%
Cable Network Programming	16	34	(53)%	76	99	(23)%
Other(b)	(50)	(54)	7%	(89)	(137)	35%

Total Segment EBITDA	$182	$215	(15)%	$760	$670	13%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the nine months ended March 31, 2017 included transaction related costs of $5 million associated with the acquisition of Wireless Group.
(b)	Other Segment EBITDA for the nine months ended March 31, 2018 includes a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Revenues in the quarter increased $23 million, or 2%, compared to the prior year. Within the segment, News UK and Dow Jones revenues grew 10% and 4%, respectively, while revenues at News America Marketing and News Corp Australia declined 5% and 3%, respectively. Adjusted Revenues for the segment were 2% lower compared to the prior year.

Advertising revenues declined 3% compared to the prior year. The decline was driven by weakness in the print advertising market, mainly in Australia and the U.S., lower revenues at News America Marketing and the decision to cease The Wall Street Journal’s international print editions in the second quarter of fiscal 2018. The decline was partially offset by the positive impact from foreign currency fluctuations, a modest increase in digital advertising revenues at News Corp Australia and Dow Jones and a slight increase in advertising revenues at News UK.

Circulation and subscription revenues increased 7%, primarily due to a healthy contribution from Dow Jones, which again saw a 10% increase in its circulation revenues, reflecting continued digital subscriber growth at The Wall Street Journal, and strong growth in its professional information business, as well as the positive impact from foreign currency fluctuations. Cover and subscription price increases also contributed to the revenue improvement. These increases were partially offset by lower newsstand volume at News UK.

Segment EBITDA declined $38 million in the quarter, or 31%, as compared to the prior year, primarily due to higher expenses at News UK, as well as the absence of the prior year period’s $12 million adjustment to the deferred consideration accrual related to the Unruly acquisition.

Digital revenues represented 29% of News and Information Services segment revenues in the quarter, compared to 24% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 33% of their combined revenues, and at Dow Jones, digital accounted for 52% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

●	The Wall Street Journal average daily digital subscribers in the three months ended March 31, 2018 were 1,490,000, compared to 1,198,000 in the prior year (Source: Internal data)
●	Closing digital subscribers at News Corp Australia’s mastheads as of March 31, 2018 were 409,000, compared to 333,400 in the prior year (Source: Internal data)
●	The Times and Sunday Times closing digital subscribers as of March 31, 2018 were 230,000, compared to 185,000 in the prior year (Source: Internal data)
●	The Sun’s digital offering reached approximately 84 million global monthly unique users in March 2018, compared to more than 80 million in the prior year, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter increased $24 million, or 6%, compared to the prior year, primarily due to higher sales in general and Christian publishing, including the success of frontlist titles such as The Woman in the Window by A. J. Finn and The Rock, the Road, and the Rabbi by Kathie Lee Gifford, and the continued strength of backlist titles such as The Subtle Art of Not Giving a F*ck by Mark Manson, as well as the $10 million positive impact from foreign currency fluctuations. Digital sales increased 5% compared to the prior year and represented 22% of Consumer revenues for the quarter, driven by the growth in downloadable audiobook sales. Segment EBITDA for the quarter increased $6 million, or 16%, from the prior year due to the higher revenues noted above and the mix of titles. Adjusted Revenues increased 4% and Adjusted Segment EBITDA (as defined in Note 1) increased 16%.

Digital Real Estate Services

Revenues in the quarter increased $60 million, or 27%, compared to the prior year, primarily due to the continued strong growth at REA Group and Move. Segment EBITDA in the quarter increased $13 million, or 17%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher costs associated with higher revenues and higher marketing costs, primarily at Move. Adjusted Revenues and Adjusted Segment EBITDA increased 18% and 12%, respectively.

In the quarter, revenues at REA Group increased 35% to $158 million from $117 million in the prior year, primarily due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, as well as higher financial services revenues driven by the acquisition of Smartline.

Move’s revenues in the quarter increased 15% to $115 million from $100 million in the prior year, primarily due to the continued growth in its ConnectionsSM for Buyers product, driven by improvement in yield optimization and an increase in leads and customers. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter grew 10% year-over-year to approximately 61 million, with mobile representing more than half of all unique users.

Cable Network Programming

Revenues in the quarter increased $7 million, or 6%, compared to the prior year, primarily due to the positive impact from foreign currency fluctuations and higher affiliate revenues at FOX SPORTS Australia and Australian News Channel. Segment EBITDA in the quarter decreased $18 million, or 53%, compared with the prior year, primarily due to the timing of programming amortization related to the launch of a dedicated NRL channel at FOX SPORTS Australia and higher NRL programming rights costs. Adjusted Revenues and Adjusted Segment EBITDA increased 2% and declined 56%, respectively.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

Equity losses of affiliates for the third quarter were ($974) million compared to ($23) million in the prior year.

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
	(in millions)		(in millions)

Foxtel(a)	$(970)	$(16)	$(974)	$(260)
Other equity affiliates, net(b)	(4)	(7)	(28)	(16)

Total equity losses of affiliates	$(974)	$(23)	$(1,002)	$(276)

(a)	The Company amortized $17 million and $49 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and nine months ended March 31, 2018, respectively, and $16 million and $53 million in the corresponding periods of fiscal 2017. Such amortization is reflected in Equity losses of affiliates in the Statements of Operations. During the three months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel. During the nine months ended March 31, 2017, the Company recognized a $227 million non-cash write-down of its investment in Foxtel.
(b)	During the nine months ended March 31, 2018, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values, which is reflected in Equity losses of affiliates in the Statements of Operations.

On a U.S. GAAP basis, Foxtel revenues for the third quarter declined $4 million, or 1%, to $587 million from $591 million in the prior year period. In local currency, Foxtel revenues decreased 4% due to subscriber mix and lower advertising revenues. Foxtel’s total closing subscribers were approximately 2.8 million as of March 31, 2018, which was higher than the prior year, primarily due to the launch of Foxtel Now. In the third quarter, cable and satellite churn was 15.4% compared to 16.1% in the prior year. Broadcast residential ARPU for the third quarter declined 1% compared to the prior year.

Foxtel’s net income of $8 million increased from nil in the prior year period, primarily due to the absence of the losses associated with Foxtel management’s decision to cease Presto operations in January 2017 and the losses resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings, lower interest expense, as well as lower non-programming expenses, partially offset by planned increases in sports rights costs. Equity losses of affiliates for Foxtel of ($970) million and ($16) million for the three months ended March 31, 2018 and 2017, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $17 million and $16 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets, as well as the $957 million non-cash write-down of the carrying value of Foxtel in the quarter.

During the three months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of the carrying value of its investment in Foxtel. In the third quarter of fiscal 2018, as part of the Company’s long range planning process and in preparation for a potential transaction with Telstra Corporation Limited to combine Foxtel and FOX SPORTS Australia (the “Transaction”), the Company assessed the long-term prospects for Foxtel, on both a stand-alone and combined basis. As a result of lower-than-expected revenues from certain new products and broadcast subscribers at Foxtel, the Company revised its outlook for Foxtel, which resulted in a reduction in expected future cash flows. Based on the revised projections, the Company concluded that the fair value of its investment in Foxtel declined below its carrying value.

Foxtel EBITDA declined $27 million, or 21%, to $104 million from $131 million in the prior year. In local currency, Foxtel EBITDA decreased 24% due to the lower revenues discussed above and planned increases in sports programming costs of $18 million, primarily related to the Australian Football League rights, partially offset by lower non-programming costs. Foxtel operating income declined to $35 million from $79 million in the prior year, primarily as a result of the increased programming spend noted above. Operating income includes higher depreciation and amortization of $69 million compared to $52 million in the prior year.

CASH FLOW

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2018	2017
	(in millions)

Net cash provided by continuing operating activities	$465	$224
Less: Capital expenditures	(200)	(168)

	265	56
Less: REA Group free cash flow	(144)	(128)
Plus: Cash dividends received from REA Group	63	53

Free cash flow available to News Corporation	$184	$(19)

Net cash provided by continuing operating activities improved $241 million for the nine months ended March 31, 2018 as compared to the prior year period, primarily due to the absence of the NAM Group’s settlement payments of $256 million, lower restructuring payments of $29 million and higher Total Segment EBITDA, partially offset by increased working capital primarily due to the reversal of a portion of the previously accrued net liability related to the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority and certain timing-related items, as well as higher net tax payments of $22 million.

Free cash flow available to News Corporation in the nine months ended March 31, 2018 was $184 million compared to ($19) million in the prior year period. The improvement was primarily due to higher net cash provided by continuing operating activities as discussed above, partially offset by higher capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Foxtel and FOX SPORTS Australia Combination

In March 2018, News Corp and Telstra entered into a definitive agreement to combine their respective 50% interests in Foxtel and News Corp’s 100% interest in FOX SPORTS Australia into a new company. Following completion of the transaction in April 2018, News Corp owns a 65% interest in the combined company, and Telstra owns the remaining 35%. The combination will allow Foxtel and FOX SPORTS Australia to leverage their media platforms and content to improve services for consumers and advertisers. The results of the combined business will be reported within the new Subscription Video Services segment and it will be considered a separate reporting unit for purposes of the Company’s annual goodwill impairment review. Foxtel’s outstanding debt of approximately $1.7 billion as of March 31, 2018 will be included in the Company’s balance sheet beginning in the fourth quarter of fiscal 2018.

Hometrack Australia Pty Ltd

In May 2018, REA Group entered into an agreement to acquire Hometrack Australia Pty Ltd (“Hometrack Australia”) for A$130 million (approximately $100 million) in cash, which will be funded with a mix of cash on hand and debt of A$70 million (approximately $55 million). The acquisition is subject to customary closing conditions, including regulatory approval. Hometrack Australia is a residential property data company and will allow REA

Group to deliver more property data and insights to its customers and consumers. Hometrack Australia will be a subsidiary of REA Group and its results will be included within the Digital Real Estate Services segment.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 10, 2018. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2018	2017	2018	2017

Revenues:
Advertising	$687	$705	$2,059	$2,123
Circulation and subscription	659	618	1,947	1,834
Consumer	381	359	1,220	1,183
Real estate	208	168	633	525
Other	158	128	472	394

Total Revenues	2,093	1,978	6,331	6,059

Operating expenses	(1,151)	(1,101)	(3,439)	(3,384)
Selling, general and administrative	(760)	(662)	(2,132)	(2,005)
Depreciation and amortization	(100)	(109)	(297)	(349)
Impairment and restructuring charges	(246)	(33)	(273)	(409)
Equity losses of affiliates	(974)	(23)	(1,002)	(276)
Interest, net	2	8	9	30
Other, net	29	(13)	6	127

(Loss) income before income tax expense	(1,107)	45	(797)	(207)
Income tax expense	(3)	(45)	(292)	(12)

Net loss	(1,110)	-	(1,089)	(219)
Less: Net income attributable to noncontrolling interests	(18)	(5)	(54)	(90)

Net loss attributable to News Corporation stockholders	$(1,128)	$(5)	$(1,143)	$(309)
Less: Adjustments to Net loss attributable to News Corporation stockholders – Redeemable preferred stock dividends	-	-	(1)	(1)

Net loss available to News Corporation stockholders	$(1,128)	$(5)	$(1,144)	$(310)

Weighted average shares outstanding:
Basic and diluted	583	582	583	581

Net loss available to News Corporation stockholders per share - basic and diluted	$(1.94)	$(0.01)	$(1.96)	$(0.53)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2018	As of June 30, 2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,112	$2,016
Receivables, net	1,328	1,276
Other current assets	546	523

Total current assets	3,986	3,815

Non-current assets:
Investments	957	2,027
Property, plant and equipment, net	1,642	1,624
Intangible assets, net	2,226	2,281
Goodwill	3,724	3,838
Deferred income tax assets	370	525
Other non-current assets	467	442

Total assets	$13,372	$14,552

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$230	$222
Accrued expenses	1,223	1,204
Deferred revenue	448	426
Other current liabilities	566	600

Total current liabilities	2,467	2,452

Non-current liabilities:
Borrowings	184	276
Retirement benefit obligations	301	319
Deferred income tax liabilities	55	61
Other non-current liabilities	354	351

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,310	12,395
Accumulated deficit	(1,792)	(648)
Accumulated other comprehensive loss	(829)	(964)

Total News Corporation stockholders’ equity	9,695	10,789
Noncontrolling interests	296	284

Total equity	9,991	11,073

Total liabilities and equity	$13,372	$14,552

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended March 31,
	2018	2017

Operating activities:
Net loss	$(1,089)	$(219)
Less: Income from discontinued operations, net of tax	-	-

Loss from continuing operations	(1,089)	(219)

Adjustments to reconcile loss from continuing operations to cash provided by operating activities:

Depreciation and amortization	297	349
Equity losses of affiliates	1,002	276
Cash distributions received from affiliates	2	1
Impairment charges	225	321
Other, net	(6)	(127)
Deferred income taxes and taxes payable	182	(76)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(86)	(126)
Inventories, net	(14)	(8)
Accounts payable and other liabilities	(48)	89
NAM Group settlement	-	(256)

Net cash provided by operating activities from continuing operations	465	224
Net cash used in operating activities from discontinued operations	-	(5)

Net cash provided by operating activities	465	219

Investing activities:
Capital expenditures	(200)	(168)
Changes in restricted cash for Wireless Group acquisition	-	315
Acquisitions, net of cash acquired	(62)	(345)
Investments in equity affiliates and other	(42)	(93)
Proceeds from property, plant and equipment and other asset dispositions	137	232
Other, net	23	10

Net cash used in investing activities from continuing operations	(144)	(49)
Net cash used in investing activities from discontinued operations	-	-

Net cash used in investing activities	(144)	(49)

Financing activities:
Repayment of borrowings	(93)	(23)
Dividends paid	(99)	(93)
Other, net	(42)	(36)

Net cash used in financing activities from continuing operations	(234)	(152)
Net cash used in financing activities from discontinued operations	-	-

Net cash used in financing activities	(234)	(152)

Net increase in cash and cash equivalents	87	18
Cash and cash equivalents, beginning of period	2,016	1,832
Exchange movement on opening cash balance	9	-

Cash and cash equivalents, end of period	$2,112	$1,850

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2018 and 2017.

	Revenues			Total Segment EBITDA
	For the three months ended			For the three months ended
	March 31,			March 31,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$2,093	$1,978	$115	$182	$215	$(33)
Impact of acquisitions	(15)	-	(15)	-	-	-
Impact of divestitures	-	(3)	3	-	-	-
Impact of foreign currency fluctuations	(70)	-	(70)	(5)	-	(5)
Net impact of U.K. Newspaper Matters	-	-	-	2	2	-

As adjusted	$2,008	$1,975	$33	$179	$217	$(38)

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$6,331	$6,059	$272	$760	$670	$90
Impact of acquisitions	(147)	-	(147)	-	5	(5)
Impact of divestitures	-	(46)	46	-	1	(1)
Impact of foreign currency fluctuations	(143)	-	(143)	(15)	-	(15)
Net impact of U.K. Newspaper Matters	-	-	-	(38)	6	(44)

As adjusted	$6,041	$6,013	$28	$707	$682	$25

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2018 and 2017 are as follows:

	For the three months ended March 31,
	2018	2017	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,236	$1,260	(2) %
Book Publishing	388	374	4%
Digital Real Estate Services	258	219	18%
Cable Network Programming	125	122	2%
Other	1	-	**

Total Adjusted Revenues	$2,008	$1,975	2%

Adjusted Segment EBITDA:
News and Information Services	$85	$123	(31) %
Book Publishing	43	37	16%
Digital Real Estate Services	84	75	12%
Cable Network Programming	15	34	(56) %
Other	(48)	(52)	8%

Total Adjusted Segment EBITDA	$179	$217	(18) %

** - Not meaningful

	For the nine months ended March 31,
	2018	2017	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$3,641	$3,766	(3) %
Book Publishing	1,248	1,229	2%
Digital Real Estate Services	785	663	18%
Cable Network Programming	365	354	3%
Other	2	1	100%

Total Adjusted Revenues	$6,041	$6,013	- %

Adjusted Segment EBITDA:
News and Information Services	$288	$319	(10) %
Book Publishing	172	160	8%
Digital Real Estate Services	290	235	23%
Cable Network Programming	84	99	(15) %
Other	(127)	(131)	3%

Total Adjusted Segment EBITDA	$707	$682	4%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2018 and 2017.

	For the three months ended March 31, 2018

	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,286	$-	$(50)	$-	$1,236
Book Publishing	398	-	(10)	-	388
Digital Real Estate Services	279	(15)	(6)	-	258
Cable Network Programming	129	-	(4)	-	125
Other	1	-	-	-	1

Total Revenues	$2,093	$(15)	$(70)	$-	$2,008

Segment EBITDA:
News and Information Services	$85	$-	$-	$-	$85
Book Publishing	43	-	-	-	43
Digital Real Estate Services	88	(1)	(3)	-	84
Cable Network Programming	16	1	(2)	-	15
Other	(50)	-	-	2	(48)

Total Segment EBITDA	$182	$-	$(5)	$2	$179

	For the three months ended March 31, 2017
	As Reported	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,263	$(3)	$-	$1,260
Book Publishing	374	-	-	374
Digital Real Estate Services	219	-	-	219
Cable Network Programming	122	-	-	122
Other	-	-	-	-

Total Revenues	$1,978	$(3)	$-	$1,975

Segment EBITDA:
News and Information Services	$123	$-	$-	$123
Book Publishing	37	-	-	37
Digital Real Estate Services	75	-	-	75
Cable Network Programming	34	-	-	34
Other	(54)	-	2	(52)

Total Segment EBITDA	$215	$-	$2	$217

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2018 and 2017.

	For the nine months ended March 31, 2018

	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$3,825	$(87)	$(97)	$-	$3,641
Book Publishing	1,268	-	(20)	-	1,248
Digital Real Estate Services	842	(41)	(16)	-	785
Cable Network Programming	394	(19)	(10)	-	365
Other	2	-	-	-	2

Total Revenues	$6,331	$(147)	$(143)	$-	$6,041

Segment EBITDA:
News and Information Services	$298	$(6)	$(4)	$-	$288
Book Publishing	173	-	(1)	-	172
Digital Real Estate Services	302	(4)	(8)	-	290
Cable Network Programming	76	10	(2)	-	84
Other	(89)	-	-	(38)	(127)

Total Segment EBITDA	$760	$-	$(15)	$(38)	$707

	For the nine months ended March 31, 2017

	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$3,788	$-	$(22)	$-	$3,766
Book Publishing	1,229	-	-	-	1,229
Digital Real Estate Services	687	-	(24)	-	663
Cable Network Programming	354	-	-	-	354
Other	1	-	-	-	1

Total Revenues	$6,059	$-	$(46)	$-	$6,013

Segment EBITDA:
News and Information Services	$311	$5	$3	$-	$319
Book Publishing	160	-	-	-	160
Digital Real Estate Services	237	-	(2)	-	235
Cable Network Programming	99	-	-	-	99
Other	(137)	-	-	6	(131)

Total Segment EBITDA	$670	$5	$1	$6	$682

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net loss to Total Segment EBITDA.

	For the three months ended March 31,
	2018	2017	Change	% Change
	(in millions)

Net loss	$(1,110)	$-	$(1,110)	*	*
Add:
Income tax expense	3	45	(42)	(93)%
Other, net	(29)	13	(42)	*	*
Interest, net	(2)	(8)	6	75%
Equity losses of affiliates	974	23	951	*	*
Impairment and restructuring charges	246	33	213	*	*
Depreciation and amortization	100	109	(9)	(8)%

Total Segment EBITDA	$182	$215	$(33)	(15)%

** - Not meaningful

	For the nine months ended March 31,
	2018	2017	Change	% Change
	(in millions)

Net loss	$(1,089)	$(219)	$(870)	* *
Add:
Income tax expense	292	12	280	* *
Other, net	(6)	(127)	121	95%
Interest, net	(9)	(30)	21	70%
Equity losses of affiliates	1,002	276	726	* *
Impairment and restructuring charges	273	409	(136)	(33)%
Depreciation and amortization	297	349	(52)	(15)%

Total Segment EBITDA	$760	$670	$90	13%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees and the impact of the Tax Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net loss available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2018 and 2017.

	For the three months ended			For the three months ended
	March 31, 2018			March 31, 2017

	Net loss available to stockholders	EPS		Net loss available to stockholders	EPS
	(in millions, except per share data)
Net loss	$(1,110)	$		$-	$
Less: Net income attributable to noncontrolling interests	(18)			(5)

Loss available to News Corporation stockholders	$(1,128)		$(1.94)	$(5)		$(0.01)
U.K. Newspaper Matters	2		-	2		-
Impairment and restructuring charges (a)	246		0.42	33		0.06
Other, net	(29)		(0.05)	13		0.02
Equity losses of affiliates (b)	957		1.65	10		0.02
Tax impact on items above	(14)		(0.02)	(9)		(0.01)
Impact of noncontrolling interest on items included above	-		-	(5)		(0.01)

As adjusted	$34		$0.06	$39		$0.07

(a)	During the three months ended March 31, 2018, the Company recognized $165 million and $41 million of non-cash impairment charges at News America Marketing and FOX SPORTS Australia, respectively.
(b)	During the three months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel. Foxtel’s net income in the three months ended March 31, 2017 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $10 million, which represents the Company’s share of that loss.

	For the nine months ended			For the nine months ended
	March 31, 2018			March 31, 2017

	Net loss available to stockholders	EPS		Net loss available to stockholders	EPS
	(in millions, except per share data)
Net loss	$(1,089)	$		$(219)	$
Less: Net income attributable to noncontrolling interests	(54)			(90)
Less: Redeemable preferred stock dividends	(1)			(1)

Loss available to News Corporation stockholders	$(1,144)		$(1.96)	$(310)		$(0.53)
U.K. Newspaper Matters (a)	(38)		(0.07)	6		0.01
Impairment and restructuring charges (b)	273		0.47	409		0.70
Other, net (c)	(6)		(0.01)	(127)		(0.22)
Equity losses of affiliates (d)	970		1.66	248		0.43
Tax impact on items above (e)	(8)		(0.01)	(124)		(0.21)
Impact of Tax Act (f)	174		0.30	-		-
Impact of noncontrolling interest on items included above	(8)		(0.01)	41		0.07

As adjusted	$213		$0.37	$143		$0.25

(a)	During the nine months ended March 31, 2018, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.
(b)	During the nine months ended March 31, 2018, the Company recognized $165 million and $41 million of non-cash impairment charges at News America Marketing and FOX SPORTS Australia, respectively. Impairment and restructuring charges for the nine months ended March 31, 2017 included a non-cash impairment charge of approximately $310 million related to the write-down of the fixed assets at the Australian newspapers.
(c)	Other, net in the nine months ended March 31, 2017 included a pre-tax gain of $107 million resulting from the sale of REA Group’s European business.
(d)	During the nine months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel as well as $13 million in non-cash write-downs of certain equity method investments’ carrying values. During the nine months ended March 31, 2017, the Company recognized a $227 million non-cash write-down of its investment in Foxtel. Foxtel’s net income in the nine months ended March 31, 2017 included a $42 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $21 million, which represents the Company’s share of that loss.
(e)	The tax impact on items above for the nine months ended March 31, 2017 includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above.
(f)	During the nine months ended March 31, 2018, the Company recorded a $174 million provisional charge as a result of the Tax Act.